                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                      CinemaStar Luxury Theaters, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, no par value
-------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                   17244C-10-3
           --------------------------------------------------------
                                 (CUSIP Number)

          Neil Austrian, c/o Rust Capital, Ltd., 327 Congress Avenue,
                Suite 200, Austin, Texas 78701 (512)476-2995
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               September 23, 1997
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1746 (12-91) 1 of 10

CUSIP No. 17244C-10-3         SCHEDULE 13D                Page  2  of 10  Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

     Reel Partners, L.L.C. (FEIN 74-2853736)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     00
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                            / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             7,500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                -0-
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             7,500,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     7,500,000
-------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     48.3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1746 (12-91) 2 of 10

CUSIP No. 17244C-10-3        SCHEDULE 13D                 Page  3  of 10  Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Name of Reporting Person,  S.S. or I.R.S. Identification No. of Above
     Person

     CinemaStar Acquisition Partners, L.L.C. (FEIN 74-2853737)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     00
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                 / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                -0-
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     11.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1746 (12-91) 3 of 10

CUSIP No. 17244C-10-3        SCHEDULE 13D                 Page  4  of 10  Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     SCP Private Equity Partners, L.P. (FEIN 23-2854478)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     00
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                   / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                -0-
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     11.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1746 (12-91) 4 of 10

CUSIP No. 17244C-10-3         SCHEDULE 13D                Page  5  of 10  Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     SCP Private Equity Management, L.P. (FEIN 23-2854479)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     00
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                  / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                -0-
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     11.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1746 (12-91) 5 of 10

CUSIP No. 17244C-10-3         SCHEDULE 13D                Page  6  of 10  Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Safeguard Capital Management, Inc. (FEIN 23-2893097)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     00
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                -0-
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     11.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1746 (12-91) 6 of 10

CUSIP No. 17244C-10-3         SCHEDULE 13D                Page  7  of 10  Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Winston J. Churchill (SS # ###-##-####)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     00
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                  / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                -0-
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     11.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1746 (12-91) 7 of 10

CUSIP No. 17244C-10-3         SCHEDULE 13D                Page  8  of 10  Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Samuel A. Plum (SS # ###-##-####)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     00
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                  / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                -0-
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     11.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1746 (12-91) 8 of 10

        The Schedule 13D, dated October 3, 1997, filed by Reel Partners, L.L.C., a Delaware limited liability company, CinemaStar Acquisition Partners, L.L.C., a Delaware limited liability company ("CAP"), SCP Private Equity Partners, L.P., a Delaware limited partnership, SCP Private Equity Management, L.P., a Delaware limited partnership, Safeguard Capital Management, Inc., a Delaware corporation, Winston J. Churchill, an individual, and Samuel A. Plum, an individual, with respect to the common stock, no par value (the "Common Stock"), of CinemaStar Luxury Theaters, Inc., a California corporation (the "Company"), is hereby amended as set forth below.

ITEM 1. SECURITY AND ISSUER

        No Amendment.


ITEM 2. IDENTITY AND BACKGROUND

        No Amendment.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        No Amendment.

ITEM 4. PURPOSE OF TRANSACTION

        Item 4 of Schedule 13D is hereby amended by replacing the seventh
(7th) sentence thereof, which reads as follows: "As of such closing of the Stock Purchase Agreement, CAP will own 61.25% of the outstanding Common Stock of the Company and warrants to purchase an additional 9.11% of the outstanding (assuming exercise) Common Stock of the Company," with the following: "As of such closing of the Stock Purchase Agreement, CAP will own 71.6979% of the outstanding Common Stock of the Company, which amount assumes exercise of all warrants granted to CAP in connection with such Stock Purchase Agreement."

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

        (a) Item (a) of Item 5 of Schedule 13D is hereby amended by replacing the fifth (5th) sentence thereof, which reads as follows: "As of such closing of the Stock Purchase Agreement, CAP will own 61.25% of the outstanding Common Stock of the Company and warrants to purchase an additional 9.11% of the outstanding (assuming exercise) Common Stock of the Company," with the following: " As of such closing of the Stock Purchase
               Agreement, CAP will own 71.6979% of the outstanding Common
               Stock of the Company, which amount assumes exercise of all warrants granted to CAP in connection with such Stock Purchase Agreement."

        (b)    No amendment.

        (c)    No amendment.

        (d)    No amendment.

        (e)    No amendment.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        No amendment.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

        No amendment.

SIGNATURE

        After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

                                                          REEL
        October 10, 1997
                                                   /s/ NEIL AUSTRIAN
------------------------------------    ---------------------------------------

SEC 1746 (12-91) 9 of 10

------------------------------------    ---------------------------------------
             Date                                     Signature

                                              Neil Austrian, Vice-President
                                        ---------------------------------------
                                                      Name/Title

                                                         CAP
                                                         ---

                                                 /s/ NEIL AUSTRIAN
                                        -------------------------------------
                                                      Signature

                                            Neil Austrian, Vice-President
                                        -------------------------------------
                                                      Name/Title

                                                    SCP, MANAGEMENT
                                                    ---------------

                                              /s/ WINSTON J. CHURCHILL
                                        -------------------------------------
                                                      Signature

                                          SCP Private Equity Partners, L.P.;
                                         SCP Private Equity Management, L.P.;
                                         Winston J. Churchill, general partner
                                        -------------------------------------
                                                      Name/Title

                                                      SAFEGUARD
                                                      ---------
                                               /s/ DONALD R. CALDWELL
                                        -------------------------------------
                                                      Signature

                                          Safeguard Capital Management, Inc.;
                                            Donald R. Caldwell, President

                                                      CHURCHILL
                                                      ---------

                                              /s/ WINSTON J. CHURCHILL
                                        -------------------------------------
                                                      Signature
                                                 Winston J. Churchill

                                                         PLUM
                                                         ----

                                                 /s/ SAMUEL A. PLUM
                                        -------------------------------------
                                                      Signature
                                                    Samuel A. Plum


SEC 1746 (12-91) 10 of 10